EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2009 RESULTS

HORSHAM, PA, April 1, 2010 - NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, announced today that for the year ended December 31, 2009, it reported revenues of $1.6 billion, a net loss attributable to NCO of $84.2 million, and Adjusted EBITDA of $200.2 million. The Adjusted EBITDA excludes non-cash allowance for impairments of $26.5 million, and $11.6 million of restructuring and other nonrecurring charges. This compares to revenues of $1.5 billion, a net loss attributable to NCO of $337.1 million, and Adjusted EBITDA of $209.6 million for 2008. The Adjusted EBITDA for 2008 excludes a non-cash allowance for impairment of $98.9 million and $15.2 million of restructuring and other nonrecurring charges. The net loss attributable to NCO for 2009 and 2008 included non-cash impairments of intangible assets of $30.0 million and $289.5 million, respectively.

For the fourth quarter of 2009, NCO reported revenues of $409.5 million, a net loss attributable to NCO of $52.3 million and Adjusted EBITDA of $47.8 million. The Adjusted EBITDA excludes non-cash allowance for impairments of $11.4 million and $7.9 million of restructuring and other nonrecurring charges. This compares to revenues of $362.5 million, a net loss attributable to NCO of $286.6 million, and Adjusted EBITDA of $48.0 million for the fourth quarter of 2008. The Adjusted EBITDA excludes non-cash allowance for impairments of $35.7 million and $1.4 million of restructuring and other nonrecurring charges. The net loss attributable to NCO for the fourth quarter of 2009 and 2008 included non-cash impairments of intangible assets of $30.0 million and $289.5 million, respectively.

NCO is organized into three operating divisions: Accounts Receivable Management (“ARM”), Customer Relationship Management (“CRM”) and Portfolio Management (“PM”). During 2009, the ARM division was below its revenue and profitability targets. The profitability shortfalls in ARM were primarily the result of lower than expected collections as a result of the ongoing difficult economic climate, as well as lower than expected volumes and average balances from clients. The CRM division operated below its revenue target but slightly above its profitability target. During 2009, the CRM division was impacted by the ramp-up of new client opportunities that were partially offset by lower than expected volumes from existing clients in the second half of the year, which were caused by the ongoing impact of the economy.  PM operated below its revenue and profitability targets primarily as a result of fewer than expected purchases during 2009, in conjunction with lower than expected collections and the resultant impairment charges.

Commenting on 2009, Michael J. Barrist, Chairman and Chief Executive Officer, stated, “2009 presented many challenges and opportunities for NCO, as continued pressure on our clients’ businesses resulted in lower than expected volumes throughout ARM and CRM. While these challenges pressured our revenue assumptions for the year, I am pleased that we were able to come very close to meeting our profitability objectives as we offset many of these decreases with alternative revenue from new sources as well as ongoing planned cost structure and efficiency gains. Additionally, significant excess cash generation throughout the year helped us to repay over $100 million in senior debt.”

Commenting on expectations for 2010, Michael J. Barrist stated, “We are entering 2010 with the assumption that our operating environment will remain challenged both in volumes and our ability to collect from consumers. During 2010 our strategy for our ARM and CRM business units will be to continue to focus on operational efficiencies, cost control and the expansion of our client base and service offerings. Due to the ongoing difficult collection environment, in conjunction with the potential for regulatory changes, we have decided to limit purchases of delinquent accounts receivable in 2010 to existing commitments, and we will focus on maximizing the cash potential from our existing portfolios. We believe limiting our future purchases will allow NCO to focus its attention on growing its service businesses and using the future cash flows from the existing portfolios to repay senior debt. Based on the current operating environment and our limited purchases of delinquent accounts in 2010, we currently expect that Adjusted EBITDA will decrease by approximately 15 percent.”

The Company also announced that it will host an investor conference call on Tuesday, April 6, 2010, at 11:00 a.m., ET, to address the items discussed above in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (866) 388-2676 (domestic callers) or (706) 679-3487 (international callers) and providing the pass code 67047584. A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 67047584.

About NCO Group, Inc.

NCO Group, Inc. is a leading global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia.

For further information contact:

NCO Investor Relations

(215) 441-3000

Certain statements in this press release, including, without limitation, statements as to expected operating results, statements as to fluctuations in annual and quarterly operating results, statements as to the impact from economic conditions, statements as to future opportunities, statements as to acquisition integrations and operating efficiencies, statements about expected opportunities in our markets, statements as to trends, statements as to regulatory changes, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks related to the economy, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions, risks related to NCO’s significant level of debt, risks of future impairment charges to our goodwill, intangible assets and purchased accounts receivable, risks related to union organizing efforts at the Company’s facilities, risks related to past and possible future terrorists attacks, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, risks related to regulatory changes and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

NCO GROUP, INC.

Unaudited Selected Financial Data

(in thousands)

Condensed Statements of Operations:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
Services	$333,603	$370,867	$1,400,610	$1,466,318
Portfolio (1)	9,171	(15,701)	51,398	18,029
Portfolio sales	—	503	361	3,002
Reimbursable costs and fees	66,726	6,864	111,549	25,792
Total revenues	409,500	362,533	1,563,918	1,513,141

Operating costs and expenses:
Payroll and related expenses	189,570	206,855	781,888	845,481
Selling, general and admin. expenses	117,200	131,992	508,378	536,547
Reimbursable costs and fees	66,726	6,864	111,549	25,792
Depreciation and amortization expense	28,618	29,421	119,570	121,324
Impairment of intangible assets	30,032	289,492	30,032	289,492
Restructuring charges	7,622	1,350	10,868	11,600
	439,768	665,974	1,562,285	1,830,236
(Loss) income from operations	(30,268)	(303,441)	1,633	(317,095)

Other income (expense):
Interest expense, net	(22,294)	(24,423)	(97,877)	(93,740)
Other (expense) income	(151)	(14,416)	6,936	(16,468)
	(22,445)	(38,839)	(90,941)	(110,208)
Loss before income taxes	(52,713)	(342,280)	(89,308)	(427,303)

Income tax benefit	(110)	(45,773)	(1,166)	(71,947)

Net loss	(52,603)	(296,507)	(88,142)	(355,356)

Less: Net loss attributable to noncontrolling interests	(311)	(9,866)	(3,921)	(18,250)

Net loss attributable to NCO Group, Inc.	$(52,292)	$(286,641)	$(84,221)	$(337,106)

Selected Cash Flow Information:

	For the Year Ended December 31,
	2009	2008
Net cash provided by operating activities	$98,474	$93,733
Purchases of accounts receivable	56,609	126,547
Purchases of property and equipment	32,142	43,396

Selected Balance Sheet Information:

	As of December 31,
	2009	2008

Cash and cash equivalents	$39,221	$29,880
Working capital	86,708	151,547
Long-term debt	951,530	1,079,076

NCO GROUP, INC.

Unaudited Selected Segment Financial Data

(in thousands)

	For the Three Months Ended December 31, 2009
				Intercompany
	ARM	CRM	PM	Eliminations		Consolidated

Revenues (1)	$330,485	$85,756	$8,226	$(14,967	)(2)(3)	$409,500

Operating costs and expenses:
Payroll and related expenses	129,343	60,931	1,418	(2,122	)(3)	189,570
Selling, general and admin. expenses	101,262	14,911	13,346	(12,319	)(2)	117,200
Reimbursable costs and fees	67,252	—	—	(526	)(4)	66,726
Depreciation and amortization expense	16,487	11,043	1,088	—		28,618
Impairment of intangible assets	—	24,753	5,279	—		30,032
Restructuring charges	7,938	(1,014)	698	—		7,622
	322,282	110,624	21,829	(14,967)		439,768

Income (loss) from operations	$8,203	$(24,868)	$(13,603)	$—		$(30,268)

	For the Three Months Ended December 31, 2008
				Intercompany
	ARM	CRM	PM	Eliminations		Consolidated

Revenues (1)	$296,358	$98,908	$(14,750)	$(17,983	)(2)(3)	$362,533

Operating costs and expenses:
Payroll and related expenses	140,441	65,676	1,800	(1,062	)(3)	206,855
Selling, general and admin. expenses	113,548	15,898	18,080	(15,534	)(2)	131,992
Reimbursable costs and fees	8,251	—	—	(1,387	)(4)	6,864
Depreciation and amortization expense	17,959	10,102	1,360	—		29,421
Impairment of intangible assets	73,381	51,647	164,464			289,492
Restructuring charges	202	1,148	—	—		1,350
	353,782	144,471	185,704	(17,983)		665,974

Loss from operations	$(57,424)	$(45,563)	$(200,454)	$—		$(303,441)

NCO GROUP, INC.

Unaudited EBITDA(5)

(in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net loss attributable to NCO Group, Inc.	$(52,292)	$(286,641)	$(84,221)	$(337,106)
Income tax benefit	(110)	(45,773)	(1,166)	(71,947)
Interest expense, net	22,294	24,423	97,877	93,740
Depreciation and amortization expense	28,618	29,421	119,570	121,324
Impairment of intangible assets	30,032	289,492	30,032	289,492

EBITDA(5)	$28,542	$10,922	$162,092	$95,503

Addbacks:
Non-cash allowance for impairments	11,389	35,723	26,514	98,892
Restructuring and other nonrecurring charges	7,908	1,349	11,626	15,193

Adjusted EBITDA(5)	$47,839	$47,994	$200,232	$209,588

(1)

Includes $6.4 million and $21.5 million of non-cash allowance for impairments of purchased accounts receivable for the three months and year ended December 31, 2009, respectively, and $35.7 million and $98.9 million for the three months and year ended December 31, 2008, respectively.

(2)	Represents the elimination of intercompany revenue for services provided by ARM to PM.
(3)	Represents the elimination of intercompany revenue for services provided by CRM to ARM.
(4)	Represents the elimination of intercompany reimbursable costs and fees for services provided by ARM to PM.
(5)

Earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and Adjusted EBITDA are presented since certain investors use this as a measurement of the Company’s ability to service its debt. It is not intended to report the Company’s operating results or free cash flow in conformity with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures of other companies.